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                                                              EXHIBIT 99.2

NEWS RELEASE

Midcoast Announces Merger Agreement with Enbridge, Inc.

(Houston, Texas - March 15, 2001) Midcoast Energy Resources, Inc. (AMEX: MRS) and Enbridge, Inc. of Calgary, Alberta (TSE: ENB) today announced that the companies have entered into a definitive merger agreement under which Enbridge will acquire all of the common shares of Midcoast for $27 per share in cash. Closing of the agreement is subject to approval by Midcoast's shareholders at a meeting expected to be held in the second quarter of 2001, and customary regulatory approvals. It is anticipated that the necessary regulatory approvals should be received in time to permit closing of the merger by the end of the second quarter.

The total consideration for the shares would be approximately $350 million based on 13.0 million Midcoast shares. Enbridge will also assume approximately $250 million of Midcoast's long-term debt resulting in a total transaction value of $600 million.

Dan C. Tutcher, president and chief executive officer of Midcoast said, "The union of Midcoast with Enbridge represents the culmination of our efforts over the past year to position ourselves in the most favorable manner to continue the dramatic growth we have achieved since our initial public offering in 1996.
This transaction provides a foundation of assets, personnel and financial strength to further accelerate this growth. After carefully exploring our options for maximizing shareholder value I believe this merger represents an attractive return for our shareholders and allows us to become even more competitive in the market for acquisition and development opportunities which exists in our core area. Our Board has unanimously approved the transaction and all directors along with management have agreed to vote in favor of the merger at a shareholders' meeting to be held in the second quarter."

The merger agreement contains customary non-solicitation provisions and a termination fee payable by Midcoast under certain circumstances. CIBC World Markets acted as advisor and provided a fairness opinion to Midcoast. Enbridge intends to initially finance the transaction through its unutilized credit capacity.

Midcoast is a Houston-based pipeline company with regional offices in Texas, Alabama, Kansas, Louisiana, Mississippi and Alberta, Canada. The Company transports, gathers, processes and markets natural gas and other petroleum products through over 80 company owned pipelines covering approximately 4,100 miles in 10 states, Canada and the Gulf of Mexico.

Enbridge Inc. is a leader in energy transportation, distribution and services. As a transporter of energy, Enbridge operates, in Canada and the U.S., the world's longest crude oil and liquids pipeline system. The Company also is involved in liquids


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marketing and international energy projects, and has a growing involvement in natural gas transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada's largest natural gas distribution company, which provides gas and retail services in Ontario, Quebec and New York State; is developing a gas distribution network for the province of New Brunswick; and is involved in the distribution of electricity. In addition, Enbridge provides retail energy products and services to a growing number of Canadian and U.S. markets. The company employs approximately 5,500 people, primarily in Canada, the U.S. and South America. Enbridge common shares trade on the Toronto Stock Exchange in Canada under the symbol "ENB" and on the NASDAQ National Market in the U.S. under the symbol "ENBR". Information about Enbridge is available on the Company's web site at www.enbridge.com.
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Midcoast will host a conference call at 9:00 a.m. Eastern Time (8:00 a.m.
Central Time) on Friday, March 16, 2001. The public is invited to listen to this call live by calling (800) 388-8975 or may listen to a replay through March 23, 2001 by dialing (800) 428-6051 and entering passcode #172634. Investors will also have the opportunity to listen to the conference call over the Internet through Investor Broadcast Network's Vcall website, located at http://www.vcall.com. To listen to the live call, please go to the web site at
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least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

This news release includes forward-looking statements regarding future events and the future financial performance of Midcoast. All forward-looking statements are based on Midcoast's beliefs as well as assumptions made by and information currently available to Midcoast. When used herein, words such as "expects," "forecasts," "projects," and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements reflect Midcoast's current views with respect to future events and are subject to various risks, uncertainties and assumptions, including timely closing of the purchase of Midcoast by Enbridge and other risks discussed in detail in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1999. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Except as required by applicable securities laws, Midcoast does not intend to update these forward-looking statements.

Midcoast will be filing a proxy statement and other relevant documents concerning the merger with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE
THEY CONTAIN IMPORTANT INFORMATION. After it is cleared by the SEC, the proxy statement will be available free of charge on the SEC's web site (www.sec.gov)
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or from Midcoast's office of investor relations.  Midcoast and its directors and executive officers may be deemed participants in the solicitation of proxies from the shareholders of Midcoast in favor of the proposed merger. The directors and executive officers of Midcoast include the following: Dan C. Tutcher, I.J. Berthelot, II, Ted Collins, Curtis Dufour, Richard Richards, Bruce Withers, Bill Bray, Richard Robert and Duane

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Herbst. Collectively, as of March 15, 2001, the directors and executive officers of Midcoast own approximately 12% of the outstanding shares of Midcoast common stock.


For further information visit our website at www.midcoastenergy.com or contact:
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
Enbridge Contacts:                              Midcoast Contacts:
Media : Jim Rennie                              Dan Tutcher, President & CEO
       (403) 231-3931                           (713) 650-8900
       E-mail: jim.rennie@corp.enbridge.com
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Investment Community:
       Al Monaco                                Duane Herbst, V.P.-Corporate Affairs
       (403) 231-3973                           (713) 650-8900
       E-mail: al.monaco@corp.enbridge.com      E-mail: dherbst@midcoastenergy.com
               ---------------------------

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